Exhibit 99.1

Blue Buffalo Announces Agreement to Settle Class Action Lawsuits
WILTON, Connecticut - Dec. 10, 2015 - Blue Buffalo Pet Products, Inc. (the “Company”) (NASDAQ:BUFF) announced today that its subsidiary Blue Buffalo Company, Ltd. has entered into a settlement agreement in the class action lawsuits brought on behalf of consumers and consolidated in the Multi-District Litigation pending in the United States District Court for the Eastern District of Missouri.
The plaintiffs in the lawsuits claim, among other things, that certain Blue Buffalo products were not consistent with the “True Blue Promise.” Blue Buffalo denies any wrongdoing, and has agreed to this settlement to eliminate the uncertainties, burden and expense of further litigation.
Under the terms of the agreement, Blue Buffalo will pay $32 million into a settlement fund to settle the claims of the plaintiff class. Any attorneys’ fees awarded by the court and all costs of notice and claims administration will be paid from the settlement fund. The amount that each class member who submits a claim for reimbursement will receive will depend on the total amount of Blue Buffalo products purchased by the claimant during the class period and certain other conditions.
“More than a year ago, we informed our Pet Parents about the misconduct of a former ingredient supplier and a broker. While we will continue to pursue our claims against them, we decided that it is in the best interest of our Pet Parents and our company to resolve the class actions now. All of us at Blue Buffalo continue to work tirelessly to make pet food with the finest natural ingredients for our furry family members,” said Bill Bishop, Chairman and Founder of Blue Buffalo.
The settlement agreement is subject to preliminary and final approval by the court.
In connection with the proposed settlement, the Company expects to record a pre-tax charge of $32 million ($20 million after tax) which will be recorded as a discrete item in SG&A in the fourth quarter of 2015. The Company intends to pay for the settlement with cash on hand. Any recovery from third parties and insurance related to this settlement would be recorded when realized.

Contacts:
Investors & Financial Analysts
Michael Nathenson
EVP & CFO
203-665-3400
investors@bluebuff.com

Media
Phil Cheevers
VP, Communications
203-665-5234
media@bluebuff.com

About Blue Buffalo
Blue Buffalo, based in Wilton, CT, is the nation's leading natural pet food company, and provides natural foods and treats for dogs and cats under its BLUE Life Protection Formula, BLUE Wilderness, BLUE Basics, BLUE Freedom and BLUE Natural Veterinary Diet lines. Paying tribute to its founding mission, the Company, through the Blue Buffalo Foundation for Cancer Research, is also a leading sponsor of pet cancer awareness and of critical studies of pet cancer, health, treatment and nutrition at top veterinary medical schools across the United States. For more information about Blue Buffalo, visit the Company’s website at www.BlueBuffalo.com.
Forward-looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the expectations regarding the settlement of certain class action lawsuits brought on behalf of consumers against the Company. You can identify these forward-looking statements by the use of words such as “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks inherent in the litigation process. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company's filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.